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                                                                    EXHIBIT 99.2


             [INNOVATIVE GAMING CORPORATION OF AMERICA LETTERHEAD]





WEDNESDAY APRIL 25, 2001
PRESS RELEASE

SOURCE: Innovative Gaming Corporation of America

                           IGCA RECEIVES NASDAQ LETTER

LAS VEGAS, NV., April 25th /PRNewswire/ -- Innovative Gaming Corporation of America (Nasdaq: IGCA - news) today announced today that it has received correspondence from the Nasdaq indicating that the Company's Common Stock has failed to maintain a minimum bid price of $1.00 per share over the last 30 consecutive trading days as required for continued listing. Nasdaq's correspondence also indicated that the Company will be provided 90 calendar days until July 18, 2001 to regain compliance. If at any time before July 18, 2001, the bid price of the Company's Common Stock is at least $1.00 for a minimum of 10 consecutive trading, the Nasdaq staff will determine whether the Company is in compliance with the listing requirement relating to minimum bid price.

Roland Thomas the Company's Chief Executive Officer provided the following comments: "We are disappointed that the Company received this communication at a time when the Company's business has shown continued improvement as evidenced by our recent earnings release for the first quarter of this year. The Company currently has a substantial backlog of orders which we believe is not reflected in our current share price. We believe that the Company's present share price is not an accurate reflection of the current value of the Company's performance. Through regular communication to the markets and shareholders, the Company is working to achieve and sustain a more accurate value in our share price."



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Innovative Gaming Corporation of America, through its wholly-owned operating subsidiary, Innovative Gaming, Inc., develops, manufactures and distributes fast playing, high-entertainment gaming machines. The Company distributes its products both directly to the gaming market and through licensed distributors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company's liquidity and ability to obtain additional financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10K for the fiscal year ended December 31, 2000. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE: Innovative Gaming Corporation of America

For further information contact:

IGCA Investor Relations:
Innovative Gaming Corporation of America             Anthony D. Altavilla
Phone: 702-614-7199                                  Redwood Consultants, LLC.
or visit our web site: http://www.igca.com/          Phone: 415-380-0500



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